EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

FIRST QUARTER FISCAL YEAR 2012

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, April 26, 2012, at 8:30 am ET.  These prepared remarks will not be read on the call.

Q1 2012 Summary (13-weeks ended March 31, 2012)

•                  Non-GAAP Revenue: $68.0 million

•                  Non-GAAP Net Income: $0.9 million, or $0.09 per diluted share

•                  Non-GAAP Operating Margin: 5.8%

•                  Utilization: 68%

•                  Cash, Cash Equivalents, and Short-term Investments: $51.1 million at March 31, 2012

Revenue

In today’s press release, we reported Q1 GAAP revenue of $69.1 million, compared with GAAP revenue of $78.6 million for Q1 of fiscal 2011, the 13-week period ended April 2, 2011.  GAAP revenue for Q1 of fiscal 2012 included $1.2 million from our NeuCo subsidiary.  GAAP revenue for Q1 of fiscal 2011 included $1.6 million from NeuCo.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $68.0 million for Q1 of fiscal 2012 compared with $77.0 million for Q1 of fiscal 2011.

The Q1 performance of the Management Consulting business was below our expectations.  This overshadowed the solid revenue performance and continued growth in our Litigation business.  As a result, non-GAAP revenue decreased 12% compared with Q1 of fiscal 2011.  A principal cause of the Management Consulting revenue decline across all of our geographies in the first quarter was the reluctance of some clients to proceed with consulting projects while they were occupied with more fundamental challenges in their markets. This was particularly evident in Europe where economic uncertainties continued into the first quarter. However, the Management Consulting pipeline, particularly in North America, has a growing number of committed and highly probable projects.  As a result, we remain encouraged about the prospects of our Management Consulting business for fiscal 2012 as a whole. The first quarter softness in Management Consulting was reflected in our international revenue contribution for the quarter, which declined to 20%.

Utilization

The Management Consulting business shortfall affected our firm-wide utilization this quarter, which declined to 68% from 75% in the first quarter of fiscal 2011.

Gross Margin

Q1 2012 GAAP gross margin was 32.8% compared with 34.4% in Q1 of fiscal 2011.  Non-GAAP gross margin for Q1 of fiscal 2012 was 32.1% compared with non-GAAP gross margin of 33.5% in Q1 of fiscal 2011. The year-over-year decline in gross margin was primarily driven by lower revenue, offset by a corresponding reduction in incentive compensation.

SG&A Expenses

We continue to focus on tightly managing our SG&A expenses through ongoing productivity improvements and expense management initiatives.  Given the lower revenue in Q1 of fiscal 2012, SG&A as a percentage of revenue increased in Q1 of fiscal 2012 compared with Q1 of fiscal 2011 on a GAAP and non-GAAP basis.  For Q1 of fiscal 2012, our SG&A expenses were $17.9 million, or 25.8% of revenue, on a GAAP basis, compared with GAAP SG&A expenses of $17.8 million, or 22.7% of revenue in Q1 of fiscal 2011.

For Q1 of fiscal 2012, non-GAAP SG&A expenses, — which exclude restructuring charges and NeuCo — declined on an actual dollar basis to $16.4 million, or 24.1% of revenue compared with $16.8 million, or 21.8% of revenue in Q1 of fiscal 2011. Commissions to non-employee experts, which are included in non-GAAP SG&A, represented 2.3% of non-GAAP revenue in Q1 of fiscal 2012, compared with 1.5% of non-GAAP revenue in Q1 of fiscal 2011.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was $1.5 million for Q1 of fiscal 2012, compared with $1.3 million for Q1 of fiscal 2011.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.5 million for Q1 of fiscal 2012, compared with $1.7 million for Q1 of fiscal 2011.

Operating Income

On a GAAP basis, operating income was $3.3 million, or 4.8% of revenue, in Q1 of fiscal

2012, compared with operating income of $7.9 million, or 10.1% of revenue, in Q1 of fiscal 2011.  Non-GAAP operating income was $3.9 million for Q1 of fiscal 2012, or 5.8% of revenue, compared with $7.7 million, or 10.0% of revenue, for Q1 of fiscal 2011.  The primary factors behind the decrease in operating income are lower revenues, as discussed above.

Interest and Other Income (Expense), net

In Q1 of fiscal 2012, interest and other income (expense), net was an expense of $53,000 on a GAAP basis and $11,000 on a non-GAAP basis, compared with an expense of $456,000 on a GAAP basis and $413,000 on a non-GAAP basis for Q1 of fiscal 2011. The significant reduction in this line item since last year is directly attributable to the repurchase of our convertible bonds in the second quarter of fiscal 2011.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q1		Q1
	2012	2011	2012	2011
Provision	$2,817	$3,003	$3,017	$2,942
Effective Tax Rate	86.6%	40.2%	76.8%	40.4%

The first quarter softness in Management Consulting was reflected in our international revenue contribution for the quarter, which declined to 20%. The lower international revenue in the first quarter produced a loss in our international operations. We were not able to record a tax benefit for those losses, which resulted in an unusually high effective tax rate of 87% on a GAAP basis and 77% on a non-GAAP basis.  If our full year revenue and profitability expectations are realized in the aggregate and geographically, we believe that our non-GAAP annual effective tax rate should improve to the low-to-mid 40% range.

Net Income

GAAP net income for Q1 of fiscal 2012 was $0.5 million, or $0.05 per diluted share, compared with GAAP net income of $4.4 million, or $0.41 per diluted share, for Q1 of fiscal 2011. Excluding NeuCo’s results and adjustments related to restructuring, non-GAAP net income for Q1 of fiscal 2012 was $0.9 million, or $0.09 per diluted share, compared with $4.3 million, or $0.40 per diluted share, for Q1 of fiscal 2011.  The decline in net income was the result of lower revenue and the higher tax rate.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at March 31, 2012 were $90.7 million compared with $84.7 million at December 31, 2011.  Current liabilities at the end of Q1 of fiscal 2012 were $65.1 million compared with $82.3 million at the end of Q4 of fiscal 2011.

Total DSOs in Q1 of fiscal 2012 were 114 days consisting of 67 days of billed and 47 days of unbilled.  This is up from the 96 days we reported in Q4 of fiscal 2011 consisting of 76 days of billed and 20 days of unbilled.  As previously announced, this increase was expected due to our conversion to a new enterprise-wide financial reporting system on January 1st of this year.  The transition forestalled our billing process for three weeks at the outset of the quarter, and as a result, caused what we view to be a temporary increase in DSOs.

Cash and Cash Flow

Cash, cash equivalents, and short-term investments were $51.1 million at March 31, 2012, compared with $76.1 million at December 31, 2011. The decrease in cash and cash equivalents is due to the annual bonuses we paid out in Q1 of fiscal 2012.  In addition, $3.1 million was spent in Q1 to repurchase approximately 123,000 shares of our common stock.  Our capital expenditures totaled approximately $0.7 million in Q1 of this year compared with approximately $2.5 million in Q1 of fiscal 2011.

Net cash used in operating activities was approximately $21.1 million in Q1 of fiscal 2012, reflecting the payout of bonuses and an increase in accounts receivables and unbilled services during the quarter.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A expenses, non-GAAP depreciation and amortization, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per diluted share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method for evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the first quarter of fiscal 2012, the Company has excluded NeuCo’s results and certain restructuring charges.  For the first quarter of fiscal 2011, the Company has excluded NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.